UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2006

OREGON STEEL MILLS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9887	94-0506370

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 S.W. Broadway, Suite 2200; Portland, Oregon		97205

(Address of principal executive offices)		(Zip code)

(503) 223-9228

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

On July 17, 2006, Oregon Steel Mills, Inc. (the “Company”) completed the redemption of all of its outstanding 10% First Mortgage Notes (“Notes”) due on July 15, 2009, at a price equal to 105% of the principal amount of the Notes being redeemed.  The redemption was previously announced by the Company on a Form 8-K submitted on June 6, 2006.

The Notes were issued pursuant to an Indenture, dated July 15, 2002 (“Indenture”), among the Company, New CF&I, Inc., CF&I Steel, L.P. and U.S. Bank National Association, as trustee, and were secured by a lien on substantially all of the property, plant and equipment, and certain other assets of the Company (exclusive of certain subsidiaries), excluding accounts receivable, inventory, and certain other assets.  The Indenture contained restrictions (except for certain subsidiaries) on new indebtedness and various types of disbursements, including dividends, based on the cumulative amount of the Company’s net income, as defined.  New CF&I, Inc. and CF&I Steel, L.P. (collectively, the “Guarantors”) guaranteed the obligations of the Notes, and those guarantees were secured by a lien on substantially all of the property, plant and equipment and certain other assets of the Guarantors, excluding accounts receivable, inventory, and certain other assets.

The completion of the redemption terminates substantially all of the Company’s and the Guarantors’ obligations under the Indenture and related documents, including the restrictions and liens discussed above, as of July 17, 2006.

The principal amount of Notes outstanding to third parties as of July 15, 2006 was approximately $303 million.  The Notes were redeemed effective July 15, 2006, and interest on the Notes was paid to that date.  In connection with the redemption of the Notes, the Company expects to record a charge of $21.1 million in the third quarter of 2006.  The charge consists of approximately $15.1 million for the Notes call premium and $6 million for deferred financing costs related to the original issuance of the Notes.

The redemption was funded by a combination of cash on hand and borrowings under a new 5 year, $175 million revolving credit facility recently put in place by the Company through General Electric Capital Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREGON STEEL MILLS, INC.

(Registrant)

Date: June 18, 2006	By:	/s/ Robin A. Gantt

Robin A. Gantt
Corporate Controller
(Principal Accounting Officer)